SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

May 19, 2004

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2004 Annual Meeting of Stockholders to be held on Thursday, June 17, 2004 at 2:00 p.m., Pacific time, at our principal executive offices, 111 McInnis Parkway, San Rafael, California 94903.

At the Annual Meeting, you will be asked to:

1.	Elect nine directors;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2005 fiscal year; and

3.	Consider and vote on a stockholder proposal.

The accompanying Notice of 2004 Annual Meeting and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We hope you will be able to attend this year’s Annual Meeting. We will report to the stockholders on fiscal year 2004 and describe our future strategies for products and markets. There will be an opportunity for all stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carol A. Bartz

Chairman of the Board, Chief Executive Officer and President

AUTODESK, INC.

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2004

At the Company’s Executive Offices in San Rafael, California

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Autodesk, Inc., a Delaware corporation, will be held on Thursday, June 17, 2004, at 2:00 p.m., Pacific time, at Autodesk’s principal executive offices, 111 McInnis Parkway, San Rafael, California 94903, for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as Autodesk’s independent auditors for the fiscal year ending January 31, 2005.

3.	To consider and vote on a stockholder proposal.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Autodesk’s common stock at the close of business on May 5, 2004, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS

Marcia K. Sterling

Senior Vice President, General Counsel and Secretary

San Rafael, California

May 19, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

AUTODESK, INC.

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to holders of common stock, par value $0.01 per share (the “Common Stock”), of Autodesk, Inc., a Delaware corporation (“Autodesk” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of Autodesk for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 17, 2004, at 2:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Autodesk’s principal executive offices, located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that location is (415) 507-5000.

This Proxy Statement, the accompanying form of proxy card and the Company’s Annual Report on Form 10-K were mailed on or about May 19, 2004, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of Autodesk’s Common Stock at the close of business on May 5, 2004 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 113,083,603 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Autodesk’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” below.

Quorum; Abstentions; Broker Non-Votes

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions, broker “non-votes” are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting; Revocability of Proxies

Voting by attending the meeting. A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting.

Voting by proxy card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy. Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy card may be revoked (1) by filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Corporate Secretary.

Expenses of Solicitation

Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $10,000 plus reimbursement for out of pocket expenses.

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy material. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the proxy statement for the 2005 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than January 19, 2005, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting. The Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders, even though such matters were not included in the Company’s proxy statement. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee, or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures described in “Proposal One — Corporate Governance Matters” below.

The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of the Company no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which the Company first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2005 annual stockholder meeting is January 19, 2005.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Company’s Board of Directors is currently comprised of nine directors, eight of whom are “independent directors” as defined by the rules of the Nasdaq Stock Market. A board of nine directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, all of whom are presently directors of Autodesk.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

In 2003, a third-party search firm engaged by the Company recommended Mr. Fister as a member of the Board of Directors. After conducting its evaluation, including interviews with Mr. Fister, the Corporate Governance and Nominating Committee recommended his election to the Board of Directors. In September 2003, the Board of Directors appointed Mr. Fister as a director.

The name of and certain information regarding each nominee are set forth below. There are no family relationships among any of our directors or executive officers.

Name of Nominee	Age	Principal Occupation	Director Since
Carol A. Bartz	55	Chairman of the Board, Chief Executive Officer and President	1992

Mark A. Bertelsen	60	Senior Partner, Wilson Sonsini Goodrich & Rosati, Professional Corporation, attorneys at law	1992

Crawford W. Beveridge	58	Executive Vice President and Chief Human Resources Officer, Sun Microsystems	1993

J. Hallam Dawson	67	Chairman of the Board, IDI Associates	1988

Michael J. Fister	50	Chief Executive Officer and President, Cadence Design Systems, Inc.	2003

Per-Kristian Halvorsen	52	Director, Solutions and Services Technology Center, HPLabs	2000

Steven L. Scheid	50	Chairman and Chief Executive Officer of Janus Capital Group, Inc.	2002

Mary Alice Taylor	54	Independent Business Consultant	1995

Larry W. Wangberg	61	Independent Business Consultant	2000

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years.

Carol A. Bartz joined Autodesk in April 1992 and serves as Chairman of the Board, Chief Executive Officer and President of Autodesk. Ms. Bartz is a director of Cisco Systems, Inc., Network Appliance, Inc. and BEA Systems, Inc. Prior to joining Autodesk, Ms. Bartz held various positions at Sun Microsystems, Inc., including Vice President, Worldwide Field Operations from July 1990 to April 1992.

Mark A. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati in 1972, was the firm’s managing partner from 1991 to 1996 and is currently a member of the firm’s Policy Committee of Senior Partners. Mr. Bertelsen is a director of Informatica Corporation and Kana Software, Inc.

Crawford W. Beveridge serves as Executive Vice President and Chief Human Resources Officer of Sun Microsystems, Inc. Mr. Beveridge served as Chief Executive Officer of Scottish Enterprise, an economic development company, from January 1991 until March 2000. From March 1985 to December 1990, Mr. Beveridge was the Vice President of Corporate Resources at Sun Microsystems, Inc. Mr. Beveridge is a director of Scottish Equity Partners Ltd.

J. Hallam Dawson has served as Chairman of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of Serena Software, Inc.

Michael J. Fister has served as the Chief Executive Officer and President of Cadence Design Systems, Inc. as of May 2004. Previously, Mr. Fister served as Senior Vice President and General Manager of the Enterprise Platforms Group of Intel Corporation from 2002 to May 2004. Mr. Fister joined Intel in 1987 as the Chandler, Arizona operations manager for the 8-bit focus group. From 1988 through 2000, Mr. Fister was promoted to a series of engineering positions, and elected a corporate Vice President in 2000. Prior to joining Intel, Mr. Fister held executive and engineering management positions at Wyse, Machine Vision International and Cincinnati Milacron.

Per-Kristian Halvorsen has served as Director of the Solutions and Services Technology Center in HPLabs since June 2000. Previously, Dr. Halvorsen served as Director and Principal Scientist of the Information Sciences and Technologies Laboratory at the Xerox Palo Alto Research Center from June 1992 until June 2000. Dr. Halvorsen is a consulting professor at Stanford University and a principal at the Center of Study of Language and Information. Dr. Halvorsen is a director of Symantec Corporation.

Steven L. Scheid has served as Chairman and Chief Executive Officer of Janus Capital Group, Inc. since April 2004. Previously, Mr. Scheid served as an independent business consultant from February 2002 to April 2004, Vice Chairman of Charles Schwab & Co., Inc. from July 1999 to February 2002, as President of the Schwab Retail Group from October 2000 to February 2002 and as the Chief Financial Officer of Charles Schwab & Co., Inc. from June 1996 to July 1999. Mr. Scheid is a director of PMI Group, Inc.

Mary Alice Taylor is an independent business consultant. Previously, Ms. Taylor served as Chief Executive Officer and Chairman of the Board of HomeGrocer.com from September 1999 to September 2000. Ms. Taylor served as Executive Vice President of Global Operations and Technology of CitiCorp from January 1997 until September 1999 and served as Senior Vice President of Federal Express Corporation from September 1991 until December 1996. Ms. Taylor is a director of The Allstate Corporation and Sabre Holdings Corporation.

Larry W. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV, previously ZDTV, Inc., from August 1997 until his retirement in June 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive program guide company, from February 1995 to August 1997. Mr. Wangberg is a director of Charter Communications, Inc. and ADC Telecommunications, Inc.

Vote Required and Board of Directors’ Recommendation

The nine candidates receiving the highest number of affirmative votes of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next annual meeting or until their successors have been duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Board Meetings and Committees

The Board of Directors held a total of five meetings (including regularly scheduled and special meetings) during the fiscal year ended January 31, 2004. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any.

The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. The following describes each committee, its current membership, the number of meetings held during the fiscal year ended January 31, 2004 and its function.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors J. Hallam Dawson, Chairman, Mary Alice Taylor and Steven L. Scheid, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that J. Hallam Dawson, Mary Alice Taylor and Steven L. Scheid are each an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission (the “SEC”).

The principal functions of the Audit Committee and its activities during fiscal 2004 are described in “Report of the Audit Committee of the Board of Directors” below.

The Audit Committee held nine meetings during the last fiscal year. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is included as Appendix A to this Proxy Statement. The Audit Committee Charter is also available on the Company’s website at www.autodesk.com under “About Autodesk – Investors – Corporate Governance.”

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Crawford W. Beveridge, Chairman, Per-Kristian Halvorsen and Larry W. Wangberg, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executives and administers the grant of stock options to executive officers under our stock plans. In December 1995, the Board of Directors delegated to our Chief Executive Officer authority to grant options to non-executive employees. The authority to grant all other options (except options which are granted automatically to non-employee directors under the non-discretionary 2000 Directors’ Option Plan) has been delegated to the Compensation and Human Resources Committee. The Compensation and Human Resources Committee, which consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs, has sole and exclusive authority to grant stock options to executive officers of Autodesk.

The Compensation and Human Resources Committee held three meetings during fiscal year 2004. The Compensation and Human Resources Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Autodesk – Investors – Corporate Governance.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Mark A. Bertelsen, Chairman, J. Hallam Dawson, Michael J. Fister and Larry W. Wangberg, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board and reviewing and making recommendations regarding the composition and mandate of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance Matters” below.

The Corporate Governance and Nominating Committee held two meetings during fiscal year 2004. The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Autodesk – Investors – Corporate Governance.”

Lead Director

J. Hallam Dawson serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Compensation of Directors

During fiscal 2004, we paid an annual fee of $40,000 to each director who was not an Autodesk employee (currently eight persons), of which not more than fifty percent could be cash with the balance (in such amount selected by each director) paid in the form of restricted stock issued at the rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. Directors receive an additional $5,000 for the responsibilities of Lead Director and committee chair. Directors do not receive fees for attending board or board committee meetings.

Additionally, the Company’s 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our Common Stock on the date of grant. Each option granted under the 2000 Directors’ Option Plan vests over a one-year period.

Corporate Governance Matters

Code of Business Conduct

The Company has adopted a Code of Business Conduct, which is applicable to our directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Business Conduct is available on the Company’s website at www.autodesk.com under “About Autodesk – Investors – Corporate Governance.” The Company will post on this section of our website any amendment to the Code of Business Conduct, as well as any waivers of the Code of Business Conduct that are required to be disclosed by the rules of the SEC or The Nasdaq National Market.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carol A. Bartz, who is an executive officer of the Company, all of its members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors

Communications from shareholders to the non-employee directors should be addressed to the Lead Director as follows: J. Hallam Dawson, Autodesk Inc., c/o Corporate Secretary, 111 McInnis Parkway, San Rafael, California 94903.

Attendance at Annual Stockholder Meetings by the Board of Directors

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages, but does not require, directors to attend. Carol A. Bartz, Mark A. Bertelsen, J. Hallam Dawson, Per-Kristian Halvorsen, Steven L. Sheid, Mary Alice Taylor and Larry W. Wangberg attended the Company’s 2003 annual meeting of stockholders; the other directors did not attend.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk Inc., c/o Corporate Secretary, 111 McInnis Parkway, San Rafael, California 94903, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

In 2003, the Company retained a third-party search firm to assist in identifying and evaluating potential director nominees. Mr. Fister was recommended by the search firm. The Corporate Governance and Nominating Committee conducted an evaluation of Mr. Fister, including interviews, and recommended his selection to the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2005, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect representatives of Ernst & Young LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fee Disclosure

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2004 and January 31, 2003.

	2004	2003
Audit Fees (1)	$1,653,000	$1,413,285
Audit-Related Fees (2)	—	12,000
Tax Fees (3)	913,000	1,142,329

Total	$2,566,000	$2,567,614

(1)	Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent auditor can reasonably provide, including statutory audits and services rendered in connection with Securities and Exchange Commission filings.
(2)	Audit-Related Fees consisted of fees billed for assurance and related services that are traditionally performed by the Company’s independent auditor, including the audit of certain balances of locally-prepared financial statements of a foreign subsidiary.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal year 2004 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent auditors. The effect of an abstention is the same as a vote against the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of

Ernst & Young LLP as our Independent Auditors

PROPOSAL THREE

STOCKHOLDER PROPOSAL

The Company has been notified that the American Federation of State, County and Municipal Employees (“AFSCME”), 1625 L Street, N.W., Washington, D.C. 20036, the owner of 1,170 shares of our Common Stock, intends to present the following stockholder proposal for consideration at the Annual Meeting. The stockholder proposal is quoted verbatim below.

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal and asks you to read management’s response, which follows the stockholder proposal.

Proponent’s Proposal

RESOLVED, that stockholders of Autodesk Inc. (“Autodesk”) urge the Compensation and Human Resource Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to stockholders regarding the policy before Autodesk’s 2005 annual meeting of stockholders. The Committee should define “significant” (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of Autodesk and its senior executives; however, the stockholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Proponent’s Supporting Statement

Equity-based compensation makes up a substantial portion of senior executive compensation at Autodesk. For the fiscal year ended January 31, 2003, Chairman and CEO Carol Bartz received cash compensation of $765,000, while the stock options she received had a potential future value of $4,427,418 or $11,219,947, depending on the return assumption. For the fiscal year ended January 31, 2002, she received cash compensation of $1,391,667, while the options she received had a potential value of $7,545,753 or $19,122,419, again depending on return assumption. According to the December 2003 10-Q filing, the dilutive effect of outstanding options was 20.42%.

Autodesk claims that equity-based compensation creates management incentive to improve stockholder value. We believe Autodesk’s equity compensation programs have not translated into meaningful levels of stock ownership. Autodesk’s 2003 proxy statement disclosed that Ms. Bartz owned only 232,865 shares outright, but held 2,567,698 options, and that she exercised 93,732 options with realized value of $1,301,974. The 2002 proxy statement reports she exercised 643,490 options with realized value of $6,522,692. Having exercised over 700,000 options, Ms. Bartz still owns less than half that number of shares. We believe that the alignment benefits touted by Autodesk are not being realized.

We believe that requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on Autodesk’s long-term success and would help align their interests with those of Autodesk’s stockholders.

As long-term stockholders, we believe it’s critical for compensation programs to incentivize executives to manage for the company’s long-term interests. Recent events have, we think, shown the dangers of a short-term mentality in which executives extract value through equity-based compensation, then cash out before the effects of their mismanagement becomes apparent to other shareholders.

We urge stockholders to vote for this proposal.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the stockholder proposal. The effect of an abstention is the same as a vote against the stockholder proposal. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors Unanimously Recommends a Vote “Against” this Stockholder Proposal.

Statement Against Stockholder Proposal

Autodesk’s Board of Directors and its Compensation and Human Resources Committee have carefully considered the proposal by the AFSCME Employees Pension Plan and have concluded that the proposal is not in the best interests of our stockholders.

Our equity compensation policies are critical to our competitive success. To sustain our leadership in the complex and rapidly changing market for engineering software, we must attract, retain and motivate the most highly skilled executive and technical talent in the industry. Our incentive programs, which include a combination of base salary, performance-based bonus and stock incentives, are carefully crafted and tested against peer programs to enable us to compete effectively for this talent.

As the proposal asserts, equity-based compensation is indeed a key component of executive compensation at Autodesk, and we encourage equity ownership. The purpose is to align the interests of the employees and executives with that of the stockholders by providing equity compensation that incentivizes management to increase long term stockholder value. Our options for executives generally vest over four years and our executives derive benefit from these options grants only after they have remained with the company through the vesting date and only to the extent that our stock has appreciated from the time the options were granted.

We believe that the proposal would seriously diminish the value of our equity compensation programs and would make us less competitive in our ability to hire key talent. In the first place, the high 75% stock ownership threshold suggested by this proposal is likely to result in significant nondiversification of the personal assets of most executives, thus diminishing our ability to attract executive talent. Secondly, it creates exactly the wrong incentives in terms of executive retention, because the financial security of a vested option holder could be improved by leaving the company prior to option exercises. Finally, mandating a “one size fits all approach” that requires all our executives to hold at least a specified level of equity compensation as stock does not allow us to take into account the differing financial circumstances and needs of our various executives and candidates for employment as executives.

The type of program suggested by this proposal may be appropriate for companies with lucrative executive compensation packages that include multimillion dollar salaries and bonuses, executive perquisites, pension plans and generous defined benefit and supplemental executive retirement programs, and where the executives have already obtained sufficient wealth to make large personal investments in their companies. We believe it is the wrong type of program for companies like ours that do not have these rich executive entitlements and instead are committed to rewards for achievement and the values of meritocracy.

We believe that our equity compensation policies have been responsibly implemented and align the interests of our executive officers and directors, and all Autodesk employees who benefit from our broad-based stock option programs, with the interests of our stockholders, allowing us to use equity as an incentive rather than a hindrance to our recruiting and retention efforts. If the stock ownership guidelines suggested by the proponent were adopted, we believe that it would seriously undermine our ability to recruit and retain talented executives, which would be detrimental to the long-term interests of our stockholders.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of May 5, 2004, for the following (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, (2) each of the Company’s directors, (3) each of the executive officers named in the Summary Compensation Table on page 17, and (4) all directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned (1)	Percentage Beneficially Owned (2)
Principal Stockholders:
FMR Corp. (3)	11,529,568	10.2%
82 Devonshire Street
Boston, MA 02109
J. & W. Seligman & Co., Inc. (4)	9,448,079	8.4%
100 Park Avenue.
New York, NY 10017

Non-Employee Directors:
Mark A. Bertelsen(5)	119,934	*
Crawford W. Beveridge (6)	124,116	*
J. Hallam Dawson (7)	156,950	*
Michael J. Fister	—	—
Per-Kristian Halvorsen (8)	95,350	*
Steven L. Scheid (9)	39,298	*
Mary Alice Taylor (10)	158,010	*
Larry W. Wangberg (11)	108,888	*

Named Executive Officers:
Carol A. Bartz (12)	3,179,730	2.7%
Carl Bass (13)	56,184	*
Alfred J. Castino (14)	30,000	*
Marcia K. Sterling (15)	119,401	*
Michael E. Sutton (16)	118,846	*

All directors and executive officers as a group (16 persons) (17)	4,778,515	4.1%

*	Represents less than one percent (1%) of the outstanding Common Stock.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of May 5, 2004, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	The total number of shares of Common Stock outstanding as of May 5, 2004 was 113,083,603.
(3)	Based on a Form 13G/A filed February 17, 2004 with the SEC.
(4)	Based on a Form 13G/A filed February 11, 2004 with the SEC.
(5)	Includes 113,400 shares subject to options exercisable within 60 days of May 5, 2004 and 3,205 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(6)	Includes 113,400 shares subject to options exercisable within 60 days of May 5, 2004 and 1,603 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.

(7)	Includes 133,400 shares subject to options exercisable within 60 days of May 5, 2004 and 3,561 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(8)	Includes 86,600 shares subject to options exercisable within 60 days of May 5, 2004 and 2,849 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(9)	Includes 33,600 shares subject to options exercisable within 60 days of May 5, 2004 and 2,849 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(10)	Includes 133,400 shares subject to options exercisable within 60 days of May 5, 2004 and 2,849 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(11)	Includes 93,400 shares subject to options exercisable within 60 days of May 5, 2004 and 2,849 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.
(12)	Includes 2,679,788 shares subject to options exercisable within 60 days of May 5, 2004.
(13)	Includes 50,001 shares subject to options exercisable within 60 days of May 5, 2004.
(14)	Includes 30,000 shares subject to options exercisable within 60 days of May 5, 2004.
(15)	Includes 112,500 shares subject to options exercisable within 60 days of May 5, 2004.
(16)	Includes 112,500 shares subject to options exercisable within 60 days of May 5, 2004.
(17)	Includes 4,161,146 shares subject to options exercisable within 60 days of May 5, 2004 and 19,765 shares of restricted stock subject to vesting restrictions which lapse within 60 days of May 5, 2004.

SECTION 16(a) — BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the Nasdaq Stock Market. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during fiscal 2004, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table presents information concerning the total compensation of the Chief Executive Officer and each of the four most highly compensated officers during the last fiscal year (the “Named Executive Officers”) for services rendered to Autodesk in all capacities for the three fiscal years ended January 31, 2004:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation ($) (1)
		Salary ($)	Bonus ($)	Securities Underlying Options (#)
Carol A. Bartz Chairman of the Board, Chief Executive Officer and President	2004 2003 2002	680,000 765,000 841,667	1,260,500 — 550,000	400,000 320,000 750,000	13,171 34,811 63,745

Carl Bass Senior Executive Vice President, Design Solutions Group	2004 2003 2002	400,000 380,000 151,423	499,250 — —	175,000 200,000 310,000	21,908 15,322 —

Alfred J. Castino Senior Vice President, Chief Financial Officer	2004 2003 2002	300,000 147,885 —	315,500 — —	40,000 120,000 —	3,940 2,704 —

Marcia K. Sterling Senior Vice President, General Counsel and Secretary	2004 2003 2002	320,000 298,462 316,667	263,000 — 120,000	70,000 75,000 120,000	3,940 4,075 26,099

Michael E. Sutton Executive Vice President, Business Operations	2004 2003 2002	380,000 358,077 376,667	299,750 — 150,000	70,000 75,000 120,000	500 112,700 27,946

(1)	Includes matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans, Autodesk contributions to one of Autodesk’s pre-tax plans, reimbursement for certain relocation expenses, and organization dues.

Employment Contracts and Certain Transactions

In April 1992, Autodesk entered into an agreement with Carol A. Bartz that provides for a minimum base salary of $400,000, incentive bonus of up to 80% of base salary, a one-time employment bonus of $250,000 (to compensate for a foregone bonus) and the grant of options to purchase 4,000,000 shares of Common Stock vesting over five years of employment. The agreement provides for a severance payment equal to two years’ base salary and incentive compensation in the event Ms. Bartz’s employment is terminated without cause within two years after commencement of employment or one year after a change of control of Autodesk not approved by the Board of Directors or two years’ base compensation in the event Ms. Bartz’s employment is terminated without cause under any other circumstances.

In accordance with SEC Rule 10b5-1, Ms. Bartz established a written plan that provides for the exercise of certain options to purchase the Company’s Common Stock and the automatic sale of the underlying shares of Common Stock in accordance with specific guidelines.

On September 8, 1999, we entered into a retention agreement with Marcia Sterling to act as Senior Vice President, General Counsel and Secretary of Autodesk. This retention agreement provides that in the event Ms. Sterling is terminated without cause any time before September 8, 2004, then she is entitled to receive a severance payment up to a maximum of one year’s base compensation.

During fiscal year 2004, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as principal outside counsel to Autodesk. Mr. Bertelsen, a director of Autodesk, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Payments by Autodesk to Wilson Sonsini Goodrich & Rosati were less than one percent of that firm’s revenues in the last fiscal year. We believe that the services performed by Wilson Sonsini Goodrich & Rosati, Professional Corporation were provided on terms no more or less favorable than those with unrelated parties.

In March 2000, the Board of Directors approved the Executive Change in Control Program (the “Change in Control Program”), in an effort to ensure the continued service of the Company’s key executives in the event of a future change in control event. Each of the Company’s current executive officers participates in the Change of Control Program. Under the terms of the Change in Control Program, if, within 12 months of a Change of Control (as defined below), an executive officer who participates in the Program is terminated without cause, he or she will receive:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12 month period;

•	The acceleration of such executive officer’s stock options with respect to the number of shares that would have vested within the 12 months following the date of the executive officer’s termination; and

•	Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under the Company’s then-existing benefit plans and policies.

If the benefits provided under the Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

As defined in the Change in Control Program, a “Change of Control” means:

•	The acquisition of beneficial ownership by any person, directly or indirectly, of 50% or more of the total voting power represented by the Company’s then-outstanding voting securities;

•	The consummation of the sale or disposition of all or substantially all of the Company’s assets;

•	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation where the outstanding voting securities of the Company immediately prior to the merger or consolidation continue to represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	A change in the composition of the Board of Directors, which results in the incumbent directors representing less than a majority of the entire Board.

EMPLOYEE AND DIRECTOR STOCK OPTIONS

Option Program Description

Autodesk maintains three active stock option plans for the purpose of granting stock options to employees and members of Autodesk’s Board of Directors: the 1996 Stock Plan (available only to employees), the Nonstatutory Stock Option Plan (available only to non-executive employees and consultants) and the 2000 Directors’ Option Plan (available only to non-employee directors). Additionally, there are five expired plans with options outstanding. In addition to its stock option plans, the Company’s employees are also eligible to participate in Autodesk’s 1998 Employee Qualified Stock Purchase Plan. Autodesk does not have a practice of awarding stock options to consultants.

Our stock option program is broad-based and designed to promote long-term retention. Essentially all of our employees participate. Approximately 88% of the options we granted during fiscal year 2004 were awarded to employees other than Named Executive Officers as detailed below. Options granted under our equity plans vest over periods ranging from one to five years and expire within ten years of date of grant. The exercise price of the stock options is equal to the closing price of our Common Stock on the Nasdaq National Market on the grant date.

All stock option grants to executive officers are made by the Compensation and Human Resources Committee of the Board of Directors. All members of the Compensation and Human Resources Committee are independent directors, as defined by the listing standards of The Nasdaq Stock Market. See “Report of the Compensation and Human Resources Committee of the Board of Directors” below for further information concerning Autodesk’s policies and procedures regarding the use of stock options. Grants to our non-employee directors are non-discretionary and are pre-determined by the terms of the 2000 Directors’ Option Plan.

The following tables provide information about our stock option programs, including distribution and dilutive effect, option plan balances and in-the-money and out-of-the-money options.

Distribution and Dilutive Effect of Options

The following table provides information about the distribution and dilutive effect of our stock options for the three fiscal years ended January 31, 2004:

	Fiscal Year Ended January 31,
	2004	2003	2002
Net grants during the period as % of outstanding shares	3.1%	3.1%	6.5%
Grants to Named Executive Officers during the period as % of total options granted	11.7%	9.3%	14.1%
Grants to Named Executive Officers during the period as % of outstanding shares	0.7%	0.6%	1.1%
Cumulative options held by Named Executive Officers as % of total options outstanding	20.9%	18.0%	18.9%

General Option Information

Our stock option activity for the two fiscal years ended January 31, 2004, is summarized as follows:

(Shares in thousands)	Shares Available for Options	Options Outstanding
		Number of Shares	Weighted Average Price Per Share
Options outstanding at January 31, 2002	8,998	29,164	$16.50
Granted	(7,356)	7,356	15.41
Options assumed in an acquisition	12	255	1.51
Exercised	—	(3,428)	14.42
Canceled	3,902	(3,902)	17.64
Additional shares reserved	4,001	—	—

Options outstanding at January 31, 2003	9,557	29,445	$16.19
Granted	(6,460)	6,460	17.46
Exercised	—	(6,425)	14.48
Canceled	2,766	(3,012)	17.13
Additional shares reserved	4,084	—	—

Options outstanding at January 31, 2004	9,947	26,468	$16.80

In-the-Money and Out-of-the-Money Option Information

The following table compares the number of shares subject to option grants with exercise prices at or below the closing price of our common stock at January 31, 2004 (“in-the-money”) with the number of shares subject to option grants with exercise prices greater than the closing price of our Common Stock at the same date (“out-of-the-money”). The closing price of our Common Stock on January 30, 2004, was $25.69 per share.

	Exercisable		Unexercisable		Total
(Shares in thousands)	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
In-the-Money	13,163	$16.89	13,215	$16.60	26,378	$16.74
Out-of-the-Money	90	32.49	—	—	90	32.49

Total Options Outstanding	13,253	$17.00	13,215	$16.60	26,468	$16.80

Option Grants in Last Fiscal Year

The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended January 31, 2004:

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (4)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price	Expiration Date (3)
					5%	10%
Carol A. Bartz	200,000		$14.73	3/13/13	$1,852,724	$4,695,165
	200,000		$17.45	9/25/13	2,194,842	5,562,161

	400,000	6.19%			$4,047,566	$10,257,326

Carl Bass	75,000		$14.73	3/13/13	$694,771	$1,760,687
	100,000		$17.45	9/25/13	1,097,421	2,781,081

	175,000	2.71%			$1,792,192	$4,541,768

Alfred J. Castino	40,000	0.62%	$17.45	9/25/13	$438,968	$1,112,432

Marcia K. Sterling	30,000		$14.73	3/13/13	$277,909	$704,275
	40,000		$17.45	9/25/13	438,968	1,112,432

	70,000	1.08%			$716,877	$1,816,707

Michael E. Sutton	30,000		$14.73	3/13/13	$277,909	$704,275
	40,000		$17.45	9/25/13	438,968	1,112,432

	70,000	1.08%			$716,877	$1,816,707

(1)	The options in this table are incentive stock options or nonstatutory stock options granted under the 1996 Stock Plan, and have exercises prices equal to the fair market value of the Company’s Common Stock on the date of grant. Generally, all such options have ten year terms and vest over one to five years. The shares subject to each option will immediately vest in full in the event the Company is acquired by merger or asset sale, unless the option is to be assumed by the acquiring entity. In addition, under the Change in Control Program, in the event that the Company terminates any of the Named Executive Officers within 12 months following a change in control, the shares subject to each option will vest as to the number of shares that would have vested within the 12 months following such termination.
(2)	The Company granted options to purchase 6.5 million shares of Common Stock in the fiscal year ended January 31, 2004, to 2,737 employees.
(3)	The options in this table may terminate before their expiration upon the termination of the optionee’s status as an employee or consultant or upon the optionee’s disability or death.
(4)	Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain or “option spread” that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options’ ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option, and there can be no assurance that the potential realizable values shown in this table will be achieved.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s compensation plans (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	19,269	$16.85	15,213	(2)
Equity compensation plans not approved by security holders (3)	7,199	$16.66	109

Total	26,468	$16.80	15,322

(1)	Included in these amounts are 0.3 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $15.94 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	Included in this amount are 5.4 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which is not subject to stockholder approval, described below.

The 1996 Stock Plan was adopted by the stockholders in 1996. Employees, including executive officers and the members of the Board of Directors, are eligible to participate in the 1996 Stock Plan. The 1996 Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options (that is, options that entitle the optionee to special U.S. income tax treatment) and nonstatutory stock options may be granted under the 1996 Stock Plan. Options granted under the 1996 Stock Plan generally vest over periods ranging from one to five years and expire within ten years of date of grant. The exercise price of the stock options granted under the 1996 Stock Plan is equal to the closing price of our Common Stock on the Nasdaq National Market on the grant date.

Our 2000 Directors’ Option Plan was adopted by the stockholders in 2000. The 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory options to non-employee directors of the Company. The 2000 Directors’ Option Plan is intended to help the Company attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the non-employee directors of the Company to serve as directors and encourage their continued service on the Board of Directors, and to encourage equity ownership by directors in order to align their interests with those of the stockholders. The exercise price of the stock options granted under the 2000 Directors’ Option Plan is equal to the closing price of our Common Stock on the Nasdaq National Market on the grant date.

Our Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in 1996. The Nonstatutory Stock Option Plan permitted the grant of options to purchase up to 16.9 million shares to be granted to eligible employees, all of which have been previously granted. Currently only shares which were previously granted and returned to the plan after termination of employment are available for future grants. Executive officers and members of the Board of Directors are not eligible to participate in this plan. The Nonstatutory Stock Option Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options may be granted under the Nonstatutory Stock Option Plan. The Nonstatutory Stock Option Plan is administered by the Compensation and Human Resources Committee of the Board of Directors.

Our 1998 Employee Qualified Stock Purchase Plan was adopted by the stockholders in 1998. The 1998 Employee Qualified Stock Purchase Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. The 1998 Employee Qualified Stock Purchase Plan provides employees of the Company with an opportunity to purchase Common Stock through accumulated payroll deductions. Under the 1998 Employee Qualified Stock Purchase Plan, eligible employees may purchase shares of Common Stock at their discretion using up to 15% of their compensation subject to certain limitations, at not less than 85% of fair market value as defined in the plan agreement.

Option Exercises and Holdings

The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during fiscal year 2004, and the number of shares of the Company’s Common Stock subject to both exercisable and unexercisable stock options as of January 31, 2004. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of January 31, 2004. The market value of the underlying securities is based on $25.69, the closing price of the Company’s Common Stock on January 30, 2004 (the last trading day of fiscal year 2004).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Carol A. Bartz	170,000	$1,455,785	2,592,698	1,110,000	$28,926,130	$9,390,511
Carl Bass	100,000	730,000	105,000	480,000	731,200	3,740,200
Alfred J. Castino	—	—	30,000	130,000	389,100	1,496,900
Marcia K. Sterling	183,002	1,222,618	158,750	201,250	924,337	1,713,516
Michael E. Sutton	56,550	632,346	530,000	201,250	3,672,090	1,713,516

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2004 with management and Ernst & Young LLP, Autodesk’s independent auditors. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” each as currently in effect.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Autodesk’s internal controls and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

J. Hallam Dawson, Chairman
Mary Alice Taylor
Steven L. Scheid

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE

BOARD OF DIRECTORS

The Compensation and Human Resources Committee of the Board of Directors is comprised of three non-employee directors. Members of this Committee are required to meet the “independent director” requirements of the listing standards of The Nasdaq Stock Market, the “non-employee director” requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 and the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2004, the Compensation and Human Resources Committee consisted of Crawford W. Beveridge, Chairman, Per-Kristian Halvorsen and Larry W. Wangberg.

The purpose of the Compensation and Human Resources Committee is to ensure the Company has programs in place to attract, retain and develop a highly effective management team and to discharge the Board’s responsibilities relating to certain compensation matters of the Company.

Specifically, the Compensation and Human Resources Committee is responsible for approving the philosophy and structure of the policies and programs that determine the compensation of our executive officers. The Compensation and Human Resources Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of Autodesk and, in addition, has exclusive authority to grant stock options to executive officers. The Compensation and Human Resources Committee considers both internal data, including financial and non-financial corporate goals and individual performance, as well as data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining executive officers’ compensation.

The Compensation and Human Resources Committee also reviews Autodesk’s executive and leadership development policies, practices and plans to ensure that they support the Company’s ability to retain and develop the superior executive and leadership talent required to deliver against the Company’s short term and long term business strategies.

Compensation Philosophy

Autodesk operates in an extremely competitive and rapidly changing high technology industry. When creating policies and making decisions concerning executive compensation, the Compensation and Human Resources Committee:

•	ensures that the executive team has clear goals and accountability with respect to financial and non-financial corporate performance;

•	establishes pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of Autodesk, and the dynamic and challenging high technology labor markets in which Autodesk operates;

•	independently assesses operating results on a regular basis in light of our expected performance; and

•	aligns pay incentives with the long-term interests of our stockholders.

The Compensation and Human Resources Committee’s actions for the fiscal year ending January 31, 2004, were influenced by improving general economic conditions, as well as Autodesk’s improved performance during the year.

Compensation Program

Autodesk’s executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

1. Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local, national and, for international executives, foreign compensation data are examined and taken into account, along with the skills and performance of the individual and the needs of Autodesk. During the last half of fiscal year 2003, several executives and other vice presidents agreed to a 10% pay cut, reflecting the Company’s revenue slowdown. Chief Executive Officer Carol A. Bartz took a voluntary 20% pay cut during the last half of fiscal year 2003 and kept her pay cut in place during fiscal year 2004.

2. Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of these specified business goals, together with discretionary analysis of individual contribution. Incentive bonuses for fiscal year 2004 were based upon the achievement of these corporate and individual goals and related contribution to our success. In setting goals and measuring performance against those goals, the Compensation and Human Resources Committee considers compensation practices among companies competing for a common employee pool, as well as general economic and market conditions. It is the intention of the Compensation and Human Resources Committee in fiscal year 2005 to continue this linkage between the achievement of specific financial targets, corporate and individual goals and the payment of incentive cash compensation to our officers and other executives.

3. Equity-based incentive compensation has been provided to employees and management through our stock incentive plans. Under these plans, officers and employees are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position at Autodesk. These options allow participants to purchase shares of our Common Stock at the market price on the date of the grant, subject to vesting during the participant’s employment with Autodesk. Employees are also permitted to purchase shares of our Common Stock, subject to certain limitations, at 85% of fair market value under the Employee Stock Purchase Plan. The purpose of these stock plans is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Our stock option plans utilize vesting periods to encourage employees and executives to remain with Autodesk and to focus on longer-term results.

The Compensation and Human Resources Committee believes that Autodesk’s executive compensation program falls within the typical range of compensation programs offered by comparable high technology companies.

Chief Executive Officer Compensation

In determining Ms. Bartz’s compensation for the fiscal year ended January 31, 2004, the Compensation and Human Resources Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate and individual objectives for the fiscal year. Ms. Bartz took a voluntary 20% salary cut for the second half of fiscal year 2003, which she elected to keep in place during fiscal year 2004, resulting in her base salary of $680,000 for fiscal year 2004.

In addition, like other executive officers, Ms. Bartz was eligible to receive an incentive bonus determined on the basis of achievement of financial and non-financial individual and corporate goals and contribution to our success. Based on the Company’s achievement against the financial targets set at the beginning of the fiscal year, Ms. Bartz received a bonus of $1,260,500 for fiscal year 2004. Ms. Bartz received no bonus during the prior fiscal year. In recognition of her contribution to Autodesk’s performance, Ms. Bartz was granted options to buy an aggregate of 400,000 shares of Autodesk stock during fiscal year 2004. We believe it is critical to the Company’s long-term success to continue to tie our Chief Executive Officer’s financial incentives to our performance and to align individual financial interests with those of stockholders.

Other Executive Compensation

Autodesk provides certain compensation programs to executives that are also available to our other employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs except where prescribed by law in countries other than the United States. We generally do not provide executive perquisites such as club memberships. In fiscal year 1998, we introduced a Deferred Compensation Program for executives, which Autodesk subsequently extended to other key employees.

Deductibility of Executive Compensation

Beginning in 1994, the Internal Revenue Code of 1986, as amended, limited the federal income tax deductibility of compensation paid to our chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. We may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions enabling it to be characterized as performance-based. Considering our current compensation plans and policy, Autodesk and the Compensation and Human Resources Committee believe that, for the near future, there is little risk that we will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, our compensation plans and policy will be modified to maximize deductibility if Autodesk and the Compensation Committee determine that such action is in the best interests of Autodesk.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Crawford W. Beveridge, Chairman
Per-Kristian Halvorsen
Larry W. Wangberg

COMPANY STOCK PRICE PERFORMANCE

The following graph shows a five-year comparison of cumulative total return (equal to dividends plus stock appreciation) for our Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones Software Index.

Comparison of Five Year Cumulative Total Stockholder Return (1)

(1)	Assumes $100 invested January 31, 1999, in the Company’s stock, the Standard & Poor’s 500 Stock Index, and the Dow Jones Software Index, with reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future investment returns.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

THE BOARD OF DIRECTORS

May 19, 2004

San Rafael, California

APPENDIX A

Autodesk, Inc.

Audit Committee Charter

Purpose

Autodesk’s Audit Committee is a committee of the Board of Directors. Committee members are appointed by and serve at the discretion of the Board of Directors. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal controls, and the audit process; and by monitoring compliance with applicable laws, regulations and policies. In discharging its responsibilities, the Committee shall have full access to all of Autodesk’s books, records, facilities and personnel, and shall have full authority to engage counsel and such other advisors as it deems necessary.

Membership

The Audit Committee will consist of not less than three members of the Board of Directors. All members must be independent and financially literate, and at least one financially sophisticated, as such terms are defined for the purposes of service on an audit committee by the NASDAQ Marketplace Rules and the rules of the SEC. At least one member will be an “audit committee financial expert” as defined in the rules of the SEC. The Board of Directors will designate one member as Chairperson. Members of the Audit Committee will serve until a replacement member is appointed by the Board of Directors.

Meetings

The Audit Committee will generally meet eight times each year coincident with the timing of Board of Directors meetings and prior to the release of the Company’s quarterly and annual fiscal year earnings. Each meeting will include an executive session, which will allow the Audit Committee to maintain free and open communications with the Company’s independent auditors and internal audit department.

Reporting

The Audit Committee will keep minutes summarizing each meeting and report to the Board of Directors on its activities. If requested by the Board of Directors, the Audit Committee may invite the independent auditors to attend the full Board meeting to assist in reporting the results of their annual audit and answer questions from other directors. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed or other Audit Committee meetings, as appropriate.

Responsibilities

The Audit Committee will:

1. Approve the selection, compensation, evaluation, and replacement of, and oversee the work of, the independent auditors (including the resolution of any disagreements between management and the independent auditor regarding financial reporting); and pre-approve all fees and terms of audit and non-audit engagements, including the audit engagement letter.

2. Have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company’s stockholders.

3. Monitor the independence and objectivity of the independent auditors and ensure that the Committee annually receives from the independent auditors the required formal written statement on their independence.

4. Prior to the annual independent audit, review with the independent auditors and financial management the scope of the independent audit and the areas of audit emphasis.

5. Review with management and the independent auditors the financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s Annual Report on Form 10-K. Discuss with the independent auditors their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements.

6. Discuss with management and the independent auditors the management letter and response and any other matters required to be communicated to the Audit Committee by the independent auditors.

7. Review with management and the independent auditors the interim financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s quarterly report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors.

8. Together with management, select and subsequently evaluate the internal audit head.

9. Approve the charter of the internal audit department and the annual internal audit plan.

10. Review the results of internal audit’s activities, including evaluation of compliance with laws, regulations and Company policy.

11. Monitor actions taken to address matters noted in internal audit reports and in management letters issued by the independent auditors.

12. Discuss and review Autodesk’s key internal accounting control policies and procedures and accounting policy changes.

13. Provide a forum for internal audit and the independent auditors to meet in closed session with the Audit Committee.

14. Establish and monitor the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

15. Review compliance with Autodesk’s Related Party and Non-routine Transactions Policy, including reviewing and approving in advance any proposed related party transactions.

16. Review the Company’s plans and subsequent progress in addressing and resolving significant operational or other issues as they may arise.

17. Review and reassess this charter at least annually and submit it to the Board of Directors for approval.

18. Require an annual assessment of the performance of the Audit Committee.

19. Submit for inclusion in the Company’s annual Proxy Statement the audit committee disclosures required by the SEC and NASDAQ Marketplace Rules, including the Audit Committee Report and the confirmation of the existence of a written charter (and its publication at least every three years), and confirm to the Board of Directors the independence and financial literacy of Audit Committee members.

20. Review and investigate other matters within the scope of the Audit Committee’s duties, as deemed necessary.

2

Proxy – Autodesk, Inc.

Meeting Details

2004 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 19, 2004, and hereby appoints Carol A. Bartz and Marcia K. Sterling, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of AUTODESK, INC. to be held on June 17, 2004, at 2:00 p.m., at AUTODESK, INC.’s principal executive office, located at 111 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to AUTODESK, INC.’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2005, AGAINST the stockholder proposal and as said proxies deem advisable on such other matters as may properly come before the meeting.

In their descretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

For Withhold	For Withhold	For Withhold

01 - Carol A. Bartz	04 - J. Hallam Dawson	07 - Steven Scheid

02 - Mark A. Bertelsen	05 - Michael J. Fister	08 - Mary Alice Taylor

03 - Crawford W. Beveridge	06 - Per-Kristian Halvorsen	09 - Larry W. Wangberg

B Issues

The Board of Directors recommends a vote FOR Item 2.	The Board of Directors recommends a vote AGAINST Item 3.
Please read the resolution in full on the accompanying proxy materials.	Please read the resolution in full on the accompanying proxy materials.

For Against Abstain	For Against Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of Autodesk, Inc. for the fiscal year ending January 31, 2005.	3. To consider a stockholder proposal if properly presented at the meeting.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature 1 - Please keep signature within box	Signature 2 - Please keep signature within the box.	Date (mm/dd/yyyy)